Exhibit 10.3

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “***”.

REVENUE PARTICIPATION AGREEMENT

Dated as of June 30, 2020

by and between

AXOGEN, INC.,

and

ARGO SA LLC,

as Administrative Agent

2

REVENUE PARTICIPATION AGREEMENT

This REVENUE PARTICIPATION AGREEMENT is made as of June 30, 2020 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), by and between AXOGEN, INC., a Minnesota corporation (“Company”), and ARGO SA LLC, a Delaware limited liability company (“Argo”), as administrative agent  and collateral agent (in such capacity, together with its successors and assigns, “Administrative Agent”) for the Lenders (as defined in the Loan Agreement referred to below).

WITNESSETH:

WHEREAS, the Lenders have agreed to provide term loans to Company all as provided in the Loan Agreement (as defined below).

WHEREAS, to induce the Lenders to extend credit under the Loan Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company has agreed to pay to the Lenders the Revenue Participation Amount (as defined below) with respect to each Borrowing.

NOW, THEREFORE, in consideration of the mutual covenants, agreements representations and warranties set forth herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01Definitions.  Capitalized terms used and not defined herein have the meanings ascribed to them in the Loan Agreement.  In addition, the following terms, as used herein, shall have the following meanings:

“Agreement” shall have the meaning set forth in the first paragraph hereof.

“Applicable Percentage” means:

(i)with respect to the Revenue Participation Amount with respect to the Tranche 1 Borrowing, 0.75%;

(ii)with respect to the Revenue Participation Amount with respect to the Tranche 2 Borrowing, 0.33% from the date of such Borrowing; and

(iii)with respect to the Revenue Participation Amount with respect to the Tranche 3 Borrowing, 0.55% from the date of such Borrowing.

“Company” shall have the meaning set forth in the first paragraph hereof.

“Designated Account” means such deposit account as may be specified by the Administrative Agent from time to time in writing to Company.

“Loan Agreement” means that certain term loan agreement, dated as of the date hereof, among Company, as borrower and the other Subsidiary Guarantors from time to time party thereto, as guarantors, the lenders party thereto and Argo, as administrative agent and collateral agent for the lenders and each other secured party, as such agreement is amended, supplemented, or otherwise modified, restated, extended, renewed, or replaced from time to time.

“Loan Agreement Termination Date” means the date on which the Loan Agreement has terminated in accordance with Section 15.06 of the Loan Agreement.

“Revenue Participation Amount” shall mean with respect to any Borrowing, for each fiscal quarter during the Revenue Participation Period, an amount equal to the product of (a) the Applicable Percentage for such Borrowing during such fiscal quarter, multiplied by (b) Net Revenues for such fiscal quarter; provided that the aggregate amount of Net Revenues during any fiscal year (and for fiscal year 2021, excluding the first fiscal quarter) shall not exceed $70,000,000 and any amount of Net Revenue in excess of such $70,000,000 during any such fiscal year shall be disregarded for purposes of calculating the Revenue Participation Amount for any fiscal quarter during such fiscal year .

“Revenue Participation Period” shall mean with respect to any Borrowing the period (a) from and including the later of April 1, 2021 or the Borrowing Date for such Borrowing through (b) the date on which all Obligations with respect to such Borrowing have been paid in full.

“Review Period” shall have the meaning set forth in Section 2.01(a).

Section 1.02Accounting Terms and Principles.  Section 1.02 of the Loan Agreement is hereby incorporated by reference as if set forth herein in its entirety.

Section 1.03Interpretation.  For all purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires, (a) the terms defined in this Agreement include the plural as well as the singular and vice versa; (b) words importing gender include all genders; (c) any reference to a Section, Annex, Schedule or Exhibit refers to a Section of, or Annex, Schedule or Exhibit to, this Agreement; (d) any reference to “this Agreement” refers to this Agreement, including all Annexes, Schedules and Exhibits hereto, and the words herein, hereof, hereto and hereunder and words of similar import refer to this Agreement and its Annexes, Schedules and Exhibits as a whole and not to any particular Section, Annex, Schedule, Exhibit or any other subdivision; (e) references to days, months and years refer to calendar days, months and years, respectively; (f) all references herein to “include” or “including” shall be deemed to be followed by the words “without limitation”; (g) the word “from” when used in connection with a period of time means “from and including” and the word “until” means “to but not including”; and (h) accounting terms not specifically defined herein shall be construed in accordance with GAAP.  Unless otherwise expressly provided herein, references to organizational documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto permitted by the Loan Documents.

Section 1.04Incorporation by Reference.  In the event that the Loan Agreement Termination Date occurs prior to the termination of this Agreement and the satisfaction of all

Obligations, any term defined in the Loan Agreement and used in this Agreement, any provision of the Loan Agreement incorporated by reference into this Agreement and any provision of the Loan Agreement referred to in this Agreement shall mean such defined term or provision as in existence immediately prior to the Loan Agreement Termination Date.

ARTICLE II

PAYMENTS

Section 2.01Payment of Revenue Participation Amount.

(a)Agreement to Pay.  On September 30, 2021 and each subsequent Payment Date during the Revenue Participation Period, Company shall pay the Revenue Participation Amount for the fiscal quarter immediately preceding the fiscal quarter in which such Payment Date occurs.  For avoidance of doubt, the fiscal quarter applicable to the September 30, 2021 Payment Date is the second fiscal quarter of fiscal year 2021.

(b)Reports.  No later than the date the payment of a Revenue Participation Amount is due pursuant to Section 2.01(a), Company shall furnish to Administrative Agent a report showing its determination of the applicable Revenue Participation Amount and Company’s Net Revenues for the applicable fiscal quarter, reconciled, in each case, to the most applicable line item in Company’s financial statements most recently delivered pursuant to Section 8.01(a) or (b) of the Loan Agreement.

(c)Timing and Manner of Payments. Any Revenue Participation Amount that is required to be paid pursuant to Section 2.01(a), shall be paid by Company to the Administrative Agent on the applicable Payment Date in Dollars, in immediately available funds, by wire transfer to the Designated Account. Each amount payable hereunder shall be in made in full without deduction, set off or counterclaim.

(d)Taxes.  Section 5.01 of the Loan Agreement is hereby incorporated by reference as if set forth herein in its entirety.

(e)Default Interest.  If any amount required to be paid hereunder is not paid when due, the amount thereof shall accrue interest at a rate equal to 4.00% per annum (without duplication of interest payable pursuant to Section 3.02(b) of the Loan Agreement).

(f)Maximum Amount.  Section 15.18 of the Loan Agreement is hereby incorporated by reference as if set forth herein in its entirety.

Section 2.02No Assumed Obligations.  Notwithstanding any provision in this Agreement or any other writing to the contrary, neither Administrative Agent nor any Lender is assuming any liability or obligation of Company or any of its Affiliates of whatever nature, whether presently in existence or arising or asserted hereafter, whether under any Loan Document or otherwise.  All such liabilities and obligations shall be retained by and remain obligations and liabilities of Company or its Affiliates.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

Company represents and warrants to Administrative Agent, for the benefit of Administrative Agent and Lenders, as follows:

Section 3.01Ownership.  Except as set forth on Schedule 3.01, Company has not transferred, sold, or otherwise disposed of, or agreed to transfer, sell, or otherwise dispose of any portion of Net Revenues.  No Person other than Company has any right to receive the payments payable under any Material Agreement under which Company receives payments, other than Administrative Agent’s or Lenders’ rights with respect to the Revenue Participation Amount, as of the date hereof.

Section 3.02Certain Other Representations and Warranties.  Article VII of the Loan Agreement is hereby incorporated by reference as if set forth herein in its entirety.

ARTICLE IV

MISCELLANEOUS

Section 4.01Further Assurance.  Company agrees to execute and deliver, and where applicable, to file, such other documents, certificates, agreements and other writings, and to take such other actions as may be reasonably necessary in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

Section 4.02Termination.  Subject to Section 4.03, this Agreement shall terminate immediately following the last day of the last Revenue Participation Period to conclude, in each case after full satisfaction of any amounts due under this Agreement by Company.  Nothing contained in this Section 4.02 shall relieve any party from liability for any breach of this Agreement

Section 4.03Survival.  The obligations of Company under Sections 4.05, 4.06, 4.08, 4.12, 4.13 and 4.14 (and, to the extent that such provisions incorporate by reference the provisions of another Loan Document, the provisions of such Loan Document as so incorporated) shall survive the Revenue Participation Period.

Section 4.04Notices.  All notices, requests, consents and demands hereunder shall be delivered in accordance with Section 15.02 of the Loan Agreement.

Section 4.05Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of Company, Administrative Agent and each Lender (provided that Company shall not assign or transfer its rights or obligations hereunder unless consented to in writing by the Majority Lenders in accordance with the Loan Agreement).  Administrative Agent and Lenders may assign their respective rights hereunder in accordance with Sections 12 and 15.05 of the Loan Agreement and upon thirty (30) days prior written notice to Company.

Section 4.06Indemnification.  Section 15.03 of the Loan Agreement is hereby incorporated by reference as if set forth herein in its entirety.

Section 4.07Federal Tax.  Notwithstanding the accounting treatment thereof, for United States federal, state and local tax purposes, Company and Lenders shall treat the transactions contemplated by the Loan Documents as debt for United States tax purposes.  Company and Administrative Agent, on behalf of Lenders, agree not to take any position that is inconsistent with the provision of this Section 6.06 on any tax return or in any audit or other administrative or judicial proceeding unless (a) the other of such party has consented to such actions, which consent shall not be unreasonably withheld, or (b) the party that contemplates taking such an inconsistent position has been advised by its tax advisor in writing that it is more likely than not (i) that there is no “reasonable basis” (within the meaning of Treasury Regulation Section 1.6662-3(b)(3)) for the position specified in this Section 6.06 or (ii) that taking such a position would otherwise subject the party to penalties under the Internal Revenue Code of 1986, as amended.

Section 4.08Entire Agreement.  Sections 15.13 of the Loan Agreement is hereby incorporated by reference as if set forth herein in its entirety.

Section 4.09Amendments, Etc.  The terms of this Agreement may be waived, altered or amended only by an instrument in writing duly executed by Company and Administrative Agent (unless the consent of Majority Lenders is required in accordance with Section 15.04 of the Loan Agreement).

Section 4.10Captions.  The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

Section 4.11Counterparts.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.  Delivery of an executed counterpart by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart.  The parties agree that this Agreement, any documents to be delivered pursuant to this Agreement and any notices hereunder may be transmitted between them by email and/or by facsimile.  The parties intend that faxed signatures and electronically imaged signatures shall constitute original signatures and are binding on all parties.  The original documents shall be delivered as soon as practicable, if requested any party.

Section 4.12Severability.  If any provision hereof is found by a court to be invalid or unenforceable, to the fullest extent permitted by applicable law the parties agree that such invalidity or unenforceability shall not impair the validity or enforceability of any other provision hereof.

Section 4.13Governing Law.  This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the law of the State of New York, without regard to principles of conflicts of laws that would result in the application of the laws of any other jurisdiction; provided that Section 5-1401 of the New York General Obligations Law shall apply.

Section 4.14Jurisdiction, Service of Process and Venue; Waiver of Jury Trial.  Each of Sections 15.10 and 15.11 of the Loan Agreement is hereby incorporated by reference as if set forth herein in its entirety.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

COMPANY:

AXOGEN, INC.
a Minnesota corporation

By:	/s/ Karen Zaderej
	Name:	Karen Zaderej
	Title:	Chairman, CEO and President

[signatures continue on following page]

[Signature Page to Revenue Participation Agreement]

ADMINISTRATIVE AGENT:

ARGO SA LLC,
a Delaware limited partnership,
as Administrative Agent

By:	/s/ David Dubinsky
	Name:	David Dubinsky
	Title:	Authorized Signatory

[Signature Page to Revenue Participation Agreement]

SCHEDULE 3.01

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